Exhibit 99(g)(14)

[AllianceBernstein Letterhead]

September 30, 2014

State Street Bank and Trust Company
State Street Financial Center
One Lincoln Street
Boston, MA  02111
Attention:  Guthrie Falzone, Vice President

Re:  AllianceBernstein Cap Fund, Inc. (the "Fund")

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as AllianceBernstein Long/Short Multi-Manager Fund (the "Portfolio").

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of August 3, 2009 by and among each management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the aforementioned Portfolio under the terms of the aforementioned contract.  In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

ALLIANCEBERNSTEIN CAP FUND, INC. on behalf of:
AllianceBernstein Long/Short Multi-Manager Fund

By:
Name:	Joseph J. Mantineo
Title:	Treasurer and Chief Financial Officer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President, Duly Authorized

Effective Date:  September __, 2014